Exhibit 16.1

805 Third Avenue

Suite 1430

New York, New York 10022-7513

212.868.3669

212.838.2676/ Fax

www.rbsmllp.com

June 8, 2023

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sunwin Stevia International, Inc. (the “Company”) Form 8-K dated June 8, 2023, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP
RBSM LLP

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